Exhibit 23.4

CONSENT OF INDEPENDENT PETROLEUM RESERVE EXPERTS

As independent petroleum engineers, we hereby consent to the references to our firm, in the context in which they appear, and to the references to, and the inclusion or incorporation by reference of, in this Registration Statement on Form S-1 of Peak Resources LP (the “Partnership”), including any amendments thereto (the “Registration Statement”) of (i) our reserve report dated April 1, 2024, with respect to the estimates of reserves and future net revenues of the Partnership, as of December 31, 2023, (ii) our reserve report dated March 29, 2024, with respect to the estimates of reserves and future net revenues of Peak Exploration & Production, LLC (“Peak E&P”), as of December 31, 2023, (iii) our reserve report dated March 29, 2024, with respect to the estimates of reserves and future net reserves of Peak Powder River Acquisitions, LLC (“Peak Powder River”), as of December 31, 2023, (iv) our reserve report dated April 2, 2024, with respect to the estimates of reserves and future net reserves of Peak E&P, as of December 31, 2022 and (v) our reserve report dated April 2, 2024, with respect to the estimates of reserves and future net reserves of Peak Powder River, as of December 31, 2022. We also hereby consent to the references to our firm contained in the Registration Statement, including under the caption “Experts” in the Prospectus.

/s/ Cawley, Gillespie & Associates, Inc.

Fort Worth, Texas

October 15, 2024